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                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 14, 2001, relating to the financial statements and financial highlights which appears in the October 31, 2001 Annual Report of the IDEX Mutual Funds, which is alos incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Independent Certified Public Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers LLP

Tampa, Florida
November 11, 2002